Exhibit 19(a)(5)

February 25, 2026

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Plan Investment Fund, Inc.

File no. 811-04379

Dear Sir or Madam:

We have read Item 8. “Changes in and Disagreements with Accountants for Open-End Management Investment Companies” of Form N-CSR of Plan Investment Fund, Inc. to be filed on or about February 27, 2026 and agree with the statements concerning our Firm contained therein pursuant to Item 304(a) of Regulation S-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Very truly yours,

/s/ Cohen & Company, LTD.

COHEN & COMPANY, LTD.